Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of RTI International Metals, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income and shareholders’ equity, and of cash flows present fairly, in all material respects, the financial position of RTI International Metals, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it calculates earnings per share under the two-class method in 2009.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 22, 2010, except insofar as it relates to the presentation of guarantor subsidiaries discussed in Note 19 for which the date is December 8, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Years Ended December 31,
	2009	2008	2007
Net sales	$407,978	$609,900	$626,799
Cost and expenses:
Cost of sales	352,167	442,626	418,671
Selling, general, and administrative expenses	63,490	77,762	65,317
Research, technical, and product development expenses	2,001	2,120	1,650
Asset and asset-related impairment	68,897	—	—
Goodwill impairment	8,699	—	—

Operating income (loss)	(87,276)	87,392	141,161
Other income (expense)	2,056	1,527	(2,134)
Interest income	1,511	3,262	4,764
Interest expense	(12,347)	(4,206)	(1,324)

Income (loss) before income taxes	(96,056)	87,975	142,467
Provision for (benefit from) income taxes	(28,817)	32,280	49,836

Net income (loss)	$(67,239)	$55,695	$92,631

Earnings (loss) per share:
Basic	$(2.67)	$2.42	$4.01

Diluted	$(2.67)	$2.41	$3.99

Weighted-average shares outstanding:
Basic	25,029,976	22,872,075	22,930,768

Diluted	25,029,976	22,987,503	23,154,194

The accompanying notes are an integral part of these Consolidated Financial Statements.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$56,216	$284,449
Short-term investments	65,042	—
Receivables, less allowance for doubtful accounts of $646 and $2,260	60,924	79,778
Inventories, net	266,887	274,330
Deferred income taxes	21,237	29,456
Other current assets	21,410	11,109

Total current assets	491,716	679,122
Property, plant, and equipment, net	252,301	271,062
Goodwill	41,068	47,984
Other intangible assets, net	14,299	13,196
Deferred income taxes	53,814	15,740
Other noncurrent assets	1,537	2,099

Total assets	$854,735	$1,029,203

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$39,193	$54,422
Accrued wages and other employee costs	9,796	20,452
Unearned revenues	21,832	22,352
Current portion of long-term debt	—	1,375
Current liability for post-retirement benefits	2,476	2,632
Current liability for pension benefits	140	121
Other accrued liabilities	30,518	18,167

Total current liabilities	103,955	119,521
Long-term debt	81	238,550
Noncurrent liability for post-retirement benefits	34,530	30,732
Noncurrent liability for pension benefits	28,102	26,535
Deferred income taxes	244	154
Other noncurrent liabilities	8,617	11,777

Total liabilities	175,529	427,269

Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,724,351 and 23,688,010 shares issued; 30,010,998 and 23,004,136 shares outstanding	307	237
Additional paid-in capital	439,361	307,604
Treasury stock, at cost; 713,353 and 683,874 shares	(16,996)	(16,891)
Accumulated other comprehensive loss	(33,563)	(46,352)
Retained earnings	290,097	357,336

Total shareholders’ equity	679,206	601,934

Total liabilities and shareholders’ equity	$854,735	$1,029,203

The accompanying notes are an integral part of these Consolidated Financial Statements.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2009	2008	2007
OPERATING ACTIVITIES:
Net income (loss)	$(67,239)	$55,695	$92,631
Adjustment for non-cash items:
Depreciation and amortization	21,163	20,201	15,712
Asset and asset-related impairment	68,897	—	—
Goodwill impairment	8,699	—	—
Deferred income taxes	(29,479)	(18,186)	(27,512)
Stock-based compensation	4,399	5,155	6,686
Excess tax benefits from stock-based compensation activity	(39)	(215)	(4,235)
Loss on disposal of property, plant, and equipment	127	2	506
Bad debt expense	194	1,722	(893)
Changes in assets and liabilities:
Receivables	20,679	13,972	(6,843)
Inventories	11,325	13,138	(50,985)
Accounts payable	8,785	(6,352)	10,659
Income taxes payable	(713)	644	(242)
Deferred revenue	(2,150)	4,690	561
Other current assets and liabilities	(17,338)	(6,972)	17,378
Other assets and liabilities	5,689	(535)	(7,785)

Cash provided by operating activities	32,999	82,959	45,638

INVESTING ACTIVITIES:
Proceeds from disposal of property, plant, and equipment	22	—	523
Purchase of short-term investments	(105,000)	—	(1,408)
Proceeds from maturity of short-term investments	40,000	—	—
Proceeds from sale of investments	—	—	86,442
Capital expenditures	(82,285)	(125,590)	(64,934)

Cash provided by (used in) investing activities	(147,263)	(125,590)	20,623

FINANCING ACTIVITIES:
Proceeds from exercise of employee stock options	120	137	1,760
Borrowings on long-term debt	1,181	227,050	1,561
Repayments on long-term debt	(243,455)	(1,081)	(533)
Excess tax benefits from stock-based compensation activity	39	215	4,235
Purchase of common stock held in treasury	(105)	(9,090)	(2,516)
Proceeds from equity offering, net	127,423	—	—
Proceeds from government grants	—	2,842	—
Financing fees	(300)	(1,313)	(845)

Cash provided by (used in) financing activities	(115,097)	218,760	3,662

Effect of exchange rate changes on cash and cash equivalents	1,128	815	(2,444)

Increase (decrease) in cash and cash equivalents	(228,233)	176,944	67,479
Cash and cash equivalents at beginning of period	284,449	107,505	40,026

Cash and cash equivalents at end of period	$56,216	$284,449	$107,505

Supplemental cash flow information:
Cash paid for interest	$11,693	$4,076	$883

Cash paid for income taxes	$6,092	$61,705	$80,782

Non-cash investing and financing activities:
Issuance of Common Stock for restricted stock awards	$1,826	$3,125	$4,944

Capital lease obligations incurred	$—	$13	$137

The accompanying notes are an integral part of these Consolidated Financial Statements.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income and Shareholders’ Equity
(In thousands, except share and per share amounts, unless otherwise indicated)

						Accumulated Other
						Comprehensive Income
						(Loss)
						Net Unrealized Gain
						(Loss) From
	Common Stock		Additional				Available	Minimum	Foreign
	Shares		Paid-In	Treasury	Retained	Derivative	For Sale	Pension	Currency
	Outstanding	Amount	Capital	Stock	Earnings	Instruments	Investments	Liability	Translation	Total

Balance at December 31, 2006	22,972,025	$234	$289,448	$(5,285)	$209,010	$—	$—	$(33,410)	$2,184	$462,181
Net income	—	—	—	—	92,631	—	—	—	—	92,631
Foreign currency translation	—	—	—	—	—	—	—	—	7,821	7,821
Change in unrecognized losses and prior service costs related to pension and postretirement benefit plans, net of tax	—	—	—	—	—	—	—	3,038	—	3,038

Comprehensive income										103,490

Shares issued for directors’ compensation	5,279	—	—	—	—	—	—	—	—	—
Shares issued for restricted stock award plans	57,946	1	—	—	—	—	—	—	—	1
Stock-based compensation expense recognized	—	—	6,686	—	—	—	—	—	—	6,686
Treasury stock purchased at cost	(32,195)	—	—	(2,516)	—	—	—	—	—	(2,516)
Exercise of employee options	102,653	1	1,759	—	—	—	—	—	—	1,760
Tax benefits from stock-based compensation activity	—	—	4,182	—	—	—	—	—	—	4,182

Balance at December 31, 2007	23,105,708	236	302,075	(7,801)	301,641	—	—	(30,372)	10,005	575,784
Net income	—	—	—	—	55,695	—	—	—	—	55,695
Foreign currency translation	—	—	—	—	—	—	—	—	(13,711)	(13,711)
Unrecognized losses on derivatives (interest rate swaps), net of tax	—	—	—	—	—	(3,325)	—	—	—	(3,325)
Change in unrecognized losses and prior service costs related to pension and postretirement benefit plans, net of tax	—	—	—	—	—	—	—	(8,949)	—	(8,949)

Comprehensive income										29,710

Shares issued for directors’ compensation	11,912	—	—	—	—	—	—	—	—	—
Shares issued for restricted stock award plans	53,750	1	—	—	—	—	—	—	—	1
Stock-based compensation expense recognized	—	—	5,155	—	—	—	—	—	—	5,155
Treasury stock purchased at cost	(178,836)	—	—	(9,090)	—	—	—	—	—	(9,090)
Exercise of employee options	11,602	—	137	—	—	—	—	—	—	137
Tax benefits from stock-based compensation activity	—	—	237	—	—	—	—	—	—	237

Balance at December 31, 2008	23,004,136	237	307,604	(16,891)	357,336	(3,325)	—	(39,321)	(3,706)	601,934
Net loss	—	—	—	—	(67,239)	—	—	—	—	(67,239)
Foreign currency translation	—	—	—	—	—	—	—	—	10,033	10,033
Unrecognized gains on investments, net of tax	—	—	—	—	—	—	42	—	—	42
Unrecognized gains on derivatives (interest rate swaps), net of tax	—	—	—	—	—	516	—	—	—	516
Recognized losses on derivatives (interest rate swaps), net of tax	—	—	—	—	—	2,809	—	—	—	2,809
Benefit plan amortization	—	—	—	—	—	—	—	(611)	—	(611)

Comprehensive income										(54,450)

Shares issued for directors’ compensation	35,911	—	—	—	—	—	—	—	—	—
Shares issued for performance share award plans	53	—	—	—	—	—	—	—	—	—
Shares issued for restricted stock award plans	89,360	1	—	—	—	—	—	—	—	1
Stock-based compensation expense recognized	—	—	4,399	—	—	—	—	—	—	4,399
Shares issued for equity offering	6,900,000	69	127,647	—	—	—	—	—	—	127,716
Treasury stock purchased at cost	(6,823)	—	—	(105)	—	—	—	—	—	(105)
Exercise of employee options	11,070	—	120	—	—	—	—	—	—	120
Forfeiture of restricted stock awards	(22,709)	—	—	—	—	—	—	—	—	—
Tax benefits from stock-based compensation activity	—	—	(409)	—	—	—	—	—	—	(409)

Balance at December 31, 2009	30,010,998	$307	$439,361	$(16,996)	$290,097	$—	$42	$(39,932)	$6,327	$679,206

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(In thousands, except share and per share amounts, unless otherwise indicated)
The accompanying notes are an integral part of these Consolidated Financial Statements.

Note 1—ORGANIZATION AND OPERATIONS:

The accompanying Consolidated Financial Statements of RTI International Metals, Inc. and its subsidiaries (the “Company” or “RTI”) include the financial position and results of operations for the Company.

The Company is a leading producer and global supplier of titanium mill products and a manufacturer of fabricated titanium and specialty metal components for the international aerospace, defense, energy, and industrial and consumer markets. It is a successor to entities that have been operating in the titanium industry since 1951. The Company first became publicly traded on the New York Stock Exchange in 1990 under the name RMI Titanium Co. and the symbol “RTI”, and was reorganized into a holding company structure in 1998 under the name RTI International Metals, Inc.

The Company conducts business in three segments: the Titanium Group, the Fabrication Group, and the Distribution Group.

The Titanium Group melts, processes, and produces a complete range of titanium mill products which are further processed by its customers for use in a variety of commercial aerospace, defense, and industrial and consumer applications. With operations in Niles, Ohio; Canton, Ohio; and Hermitage, Pennsylvania; and a new facility under construction in Martinsville, Virginia, the Titanium Group has overall responsibility for the production of primary mill products including, but not limited to, bloom, billet, sheet, and plate. In addition, the Titanium Group produces ferro titanium alloys for its steel-making customers. The Titanium Group also focuses on the research and development of evolving technologies relating to raw materials, melting and other production processes, and the application of titanium in new markets.

The Fabrication Group is comprised of companies with significant hard-metal expertise that extrude, fabricate, machine, and assemble titanium and other specialty metal parts and components. Its products, many of which are complex engineered parts and assemblies, serve commercial aerospace, defense, oil and gas, power generation, medical device, and chemical process industries, as well as a number of other industrial and consumer markets. With operations located in Houston, Texas; Washington, Missouri; Laval, Canada; and a representative office in China, the Fabrication Group provides value-added products and services such as engineered tubulars and extrusions, fabricated and machined components and sub-assemblies, as well as engineered systems for deepwater oil and gas exploration and production infrastructure.

The Distribution Group stocks, distributes, finishes, cuts-to-size, and facilitates just-in-time delivery services of titanium, steel, and other specialty metal products, primarily nickel-based specialty alloys. With operations in Garden Grove, California; Windsor, Connecticut; Sullivan, Missouri; Staffordshire, England; and Rosny-Sur-Seine, France; the Distribution Group is in close proximity to its wide variety of commercial aerospace, defense, and industrial and consumer customers.

Both the Fabrication Group and the Distribution Group utilize the Titanium Group as their primary source of titanium mill products.

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation:

The Consolidated Financial Statements include the accounts of RTI International Metals, Inc. and wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated.

Use of estimates:

Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at year-end and

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates. Significant items subject to such estimates and assumptions include the carrying values of accounts receivable, inventories, duty drawback, property, plant, and equipment, goodwill, pensions, post-retirement benefits, worker’s compensation, derivative fair values, environmental liabilities, and income taxes.

Fair value:

For certain of the Company’s financial instruments and account groupings, including cash, accounts receivable, accounts payable, accrued wages and other employee costs, unearned revenue, other accrued liabilities, and long-term debt, the carrying value approximates the fair value of these instruments and groupings.

The Financial Accounting Standards Board (“FASB”) defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy prioritizes the inputs utilized in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data and which requires the Company to develop its own assumptions. The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. On a recurring basis, the Company measures certain financial assets and liabilities at fair value, including its cash equivalents.

The Company’s cash and cash equivalents and short-term investments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.

Listed below are the Company’s assets, and their fair values, that are measured at fair value on a recurring basis as of December 31, 2009.

		Significant	Significant
	Quoted Market	Other Observable	Unobservable
	Prices	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Cash and cash equivalents	$56,216	$—	$—	$56,216
Short-term investments	65,042	—	—	65,042

Total	$121,258	$—	$—	$121,258

As of December 31, 2009 the Company had no liabilities that were measured at fair value on a recurring basis.

Listed below are the Company’s assets, and their fair values, that are measured and recorded on a non-recurring basis as of December 31, 2009, and the losses recorded during the year ended December 31, 2009 on those assets:

			Significant
		Quoted	Other	Significant	Total
	Net Carrying	Market	Observable	Unobservable	Losses for
	Value as of	Prices	Inputs	Inputs	Year Ended
	December 31, 2009	(Level 1)	(Level 2)	(Level 3)	December 31, 2009

Goodwill (Energy Fabrication reporting unit)	$—	$—	$—	$—	$(8,699)
Sponge plant construction-related assets	5,763	—	—	5,763	(68,897)

Total	$5,763	$—	$—	$5,763	$(77,596)

The Company determined the fair value of goodwill at the Energy Fabrication reporting unit was zero using

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

Level 3 inputs. For further information on the Company’s annual goodwill impairment test and the impairment of goodwill at its Energy Fabrication reporting unit, see the section titled “Goodwill and intangible assets” below. For further information on the Company’s asset and asset-related impairments, see Note 3 to the Company’s Consolidated Financial Statements.

Cash equivalents:

The Company considers all cash investments with an original maturity of three months or less to be cash equivalents. Cash equivalents principally consist of investments in short-term money market funds.

Short-term investments:

Short-term investments are investments with an original maturity greater than three months. Short-term investments consist of investments in certificates of deposit and ultra short-term municipal bond funds.

December 31,
2009

Certificates of deposit	$45,000
Ultra short-term municipal bond funds	20,042

Total short-term investments	$65,042

The Company’s short-term investments, all of which are classified as available-for-sale, are stated at fair value based on market quotes. Unrealized gains and losses, net of deferred taxes, are recorded as a component of Other comprehensive income. The Company had unrealized gains of $42 on its short-term investments during the year ended December 31, 2009.

During both the six months ended June 30, 2009 and the nine months ended September 30, 2009, the Company classified $20.0 million and $40.0 million, respectively, of short-term investments in certificates of deposit with six month maturities as cash and cash equivalents. Under current accounting guidance, investments with original maturities of greater than three months are not to be classified as cash and cash equivalents. This resulted in an understatement of the Company’s cash used by investing activities and an overstatement in cash and cash equivalents by the same amounts, respectively, for those periods. These short-term investments, which totaled $45.0 million, were properly classified on the Consolidated Balance Sheet and the purchases of these short-term investments were properly classified in cash used by investing activities for the year ended December 31, 2009.

Receivables:

Receivables are carried at net realizable value. Estimates are made as to the Company’s ability to collect outstanding receivables, taking into consideration the amount, the customer’s financial condition, and the age of the debt. The Company ascertains the net realizable value of amounts owed and provides an allowance when collection becomes doubtful. Receivables are expected to be collected in the normal course of business and consisted of the following:

	December 31,
	2009	2008

Trade and commercial customers	$61,570	$82,038
Less: Allowance for doubtful accounts	(646)	(2,260)

Total receivables	$60,924	$79,778

Inventories:

Inventories are valued at cost as determined by the last-in, first-out (“LIFO”) method for approximately 64%

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

and 61% of the Company’s inventories as of December 31, 2009 and 2008, respectively. The remaining inventories are valued at cost determined by a combination of the first-in, first-out (“FIFO”) and weighted-average cost methods. Inventory costs generally include materials, labor, and manufacturing overhead (including depreciation). When market conditions indicate an excess of carrying cost over market value, a lower-of-cost-or-market provision is recorded. There was no LIFO decrement for the year ended December 31, 2009. The Company recorded a LIFO decrement of $3,631 for the year ended December 31, 2008.

Inventories consisted of the following:

	December 31,
	2009	2008

Raw materials and supplies	$145,062	$124,689
Work-in-process and finished goods	197,840	228,745
LIFO reserve	(76,015)	(79,104)

Total inventories	$266,887	$274,330

As of December 31, 2009 and 2008, the current cost of inventories exceeded their carrying value by $76,015 and $79,104, respectively. The Company’s FIFO inventory value approximates current costs.

Property, plant, and equipment:

The cost of property, plant, and equipment includes all direct costs of acquisition and capital improvements. Applicable amounts of interest on borrowings outstanding during the construction or acquisition period for major capital projects are capitalized. During the years ended December 31, 2009 and 2008, the Company capitalized $644 and $125, respectively, of interest expense related to its major capital expansion projects.

Property, plant, and equipment is stated at cost and consisted of the following:

	December 31,
	2009	2008

Land	$5,647	$5,274
Buildings and improvements	70,183	63,775
Machinery and equipment	247,843	221,217
Computer hardware and software, furniture and fixtures, and other	53,004	49,302
Construction-in-progress	101,028	136,803

	$477,705	$476,371
Less: Accumulated depreciation	(225,404)	(205,309)

Total property, plant, and equipment, net	$252,301	$271,062

In December 2009, the Company indefinitely delayed the construction of its premium-grade titanium sponge facility in Hamilton, Mississippi. As a result, the Company recorded an asset and asset-related impairment of $68.9 million. The impaired assets were recorded in construction-in-progress at both December 31, 2009 and 2008. For further information on the Company’s asset and asset-related impairment, see Note 3 to the Consolidated Financial Statements.

In general, depreciation is determined using the straight-line method over the estimated useful lives of the various classes of assets. Depreciation expense for the years ended December 31, 2009, 2008, and 2007 was

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

$20,272, $19,218, and $14,764, respectively. Depreciation and amortization are generally recorded over the following useful lives:

Buildings and improvements	20-40 years
Machinery and equipment	7-15 years
Furniture and fixtures	5-10 years
Computer hardware and software	3-10 years

The cost of properties retired or otherwise disposed of, together with the accumulated depreciation provided thereon, is eliminated from the accounts. The net gain or loss is recognized in operating income.

Leased property and equipment under capital leases are amortized using the straight-line method over the term of the lease.

Routine maintenance, repairs, and replacements are charged to operations. Expenditures that materially increase values, change capacities, or extend useful lives are capitalized.

Goodwill and intangible assets:

The Company does not amortize goodwill; however, the carrying amount of goodwill is tested, at least annually, for impairment. Absent any events throughout the year which would indicate a potential impairment has occurred, the Company performs its annual impairment testing during the fourth quarter.

The Company performs its goodwill impairment testing at the reporting unit level. The Company’s five reporting units, which are one level below its operating segments, where appropriate, are as follows: 1) the Titanium reporting unit; 2) the Fabrication reporting unit; 3) the Energy Fabrication reporting unit; 4) the U.S. Distribution reporting unit; and 5) the Europe Distribution reporting unit.

The carrying value of goodwill at the Company’s five reporting units as of the Company’s October 1, 2009 annual impairment test were as follows:

Goodwill

Titanium reporting unit	$2,548
Fabrication reporting unit	28,321
Energy Fabrication reporting unit	8,699
U.S. Distribution reporting unit	6,856
Europe Distribution reporting unit	2,977

Total Goodwill	$49,401

Goodwill is tested annually during the fourth quarter and is assessed between annual tests if an event occurs or circumstances change that would indicate the carrying value of a reporting unit may exceed its fair value. These events and circumstances may include, but are not limited to: significant adverse changes in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; a material negative change in relationships with significant customers; strategic decisions made in response to economic or competitive conditions; loss of key personnel; or a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or disposed.

The fair value of the Company’s five reporting units is calculated by averaging the fair values determined using a discounted cash flow model and a market approach. A discounted cash flow model is based on historical and projected financial information and provides a fair value estimate based upon each reporting unit’s long-term operating and cash flow performance. This approach also considers the impact of cyclical downturns that occur in

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

the titanium and aerospace industries. The market valuation approach applies market multiples, such as EBITA and revenue multiples, developed from a set of peer group companies to each reporting unit to determine its fair value. The Company considered the use of a cost approach but determined such an approach was not appropriate.

Utilizing a discounted cash flow model, the Company estimates its cash flow projections using business and economic data available at the time the projection is calculated. A significant number of assumptions and estimates are involved in the application of the discounted cash flow model to forecast operating cash flows, including overall business conditions, sales volumes and prices, costs of production, and working capital changes. The Company considers historical experience and available information at the time the reporting units’ fair values are estimated. Discount rates were developed using a Weighted-Average Cost of Capital (“WACC”) methodology. The WACC represents the blended average required rate of return for equity and debt capital based on observed market return data and reporting unit specific risk factors.

The discount rates used in the Company’s October 1, 2009 annual impairment test were as follows:

Titanium reporting unit	12.0%
Fabrication reporting unit	14.0%
Energy Fabrication reporting unit	14.0%
U.S. Distribution reporting unit	13.0%
Europe Distribution reporting unit	13.0%

The discounted cash flow model used for the October 1, 2009 annual testing was consistent with the prior year’s annual test. Significant assumptions that changed from the prior year included overall decreases in operating profits and related cash flow projections due to the continued softness of the commercial aerospace and titanium markets. The Company reduced the Fabrication reporting unit’s cash flow projections approximately 10% from the prior year to reflect the near-term uncertainty in Boeing 787 Dreamliner® production, offset by a more stable long-term production outlook. Income projections for the U.S. Distribution reporting unit were reduced approximately 50% from the prior year to reflect declining market prices and the spot nature of sales by the U.S. Distribution reporting unit. These reductions were somewhat offset by working capital improvements, including savings from the closing of two of the reporting units facilities in 2009. Similarly, income projections for the Energy Fabrication reporting unit were reduced approximately 65% from the prior year to reflect a reduction in orders from its energy market customers due increased competition in the market, continued pricing pressure on the unit’s steel products, and the decrease in energy prices from their record highs in 2008. Discount rates for the current year were generally one percentage point higher than those used in the prior year to reflect the continuing softness and uncertainty in the titanium industry. The current year assumptions led to lower overall valuations of the Company’s five reporting units, but did not indicate a potential impairment for the Company’s reporting units, except for the Energy Fabrication reporting unit discussed below.

A summary of the excess of the fair value over the carrying value for each of the Company’s five reporting units for its October 1, 2009 annual impairment test is as follows:

Excess of Fair
Value over Carrying
Value

Titanium reporting unit	77%
Fabrication reporting unit	16%
Energy Fabrication reporting unit	N/A
U.S. Distribution reporting unit	8%
Europe Distribution reporting unit	52%

For the Fabrication reporting unit, a 2% increase in the discount rate, or a 15% decrease in expected operating

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

cash flows, would have indicated a potential impairment in its discounted cash flow analysis. For the U.S. Distribution reporting unit, a 1% increase in the discount rate, or a 5% decrease in expected operating cash flows, would have indicated a potential impairment in its discounted cash flow analysis.

The Company’s Energy Fabrication reporting unit has been significantly impacted by the decrease in the price of oil from its record highs in 2008, coupled with continued pricing pressures on steel products as well as further competition in this market that has led to a slowdown in the Company’s sales forecast to energy market customers. As a result, the Company’s step one valuation analysis indicated a potential impairment of goodwill. Under step two of the Company’s annual impairment test, the Company allocates the fair value calculated under step one to the reporting unit’s assets and liabilities and any unrecognized intangible assets. The remaining unallocated fair value of the reporting unit represents the implied fair value of the reporting unit’s goodwill. The difference between the carrying value and the implied fair value of the reporting unit’s goodwill is the amount of impairment. The Company’s step two impairment analysis indicated the carrying value of goodwill at the Company’s Energy Fabrication reporting unit was fully impaired. As such, the Company recorded an impairment charge of $8.7 million as of December 31, 2009.

There have been no impairments to date at the Company’s other reporting units; however, uncertainties or other factors that could result in a potential impairment in future periods may include continued long-term production delays or a significant decrease in expected demand related to the Boeing 787 Dreamliner® program, as well as any cancellation of one of the other major aerospace programs the Company currently supplies, including the JSF program or the Airbus family of aircraft, including the A380 and A350XWB programs. In addition, the Company’s ability to ramp up its production of these programs in a cost efficient manner may also impact the results of a future impairment test.

Goodwill.  The carrying amount of goodwill attributable to each segment at December 31, 2007, 2008 and 2009 was as follows:

	Titanium	Fabrication	Distribution	Total
	Group	Group	Group	Goodwill

December 31, 2007	$2,548	$38,388	$9,833	$50,769
Translation adjustment	—	(2,785)	—	(2,785)

December 31, 2008	2,548	35,603	9,833	47,984
Impairment	—	(8,699)	—	(8,699)
Translation adjustment	—	1,783	—	1,783

December 31, 2009	$2,548	$28,687	$9,833	$41,068

Intangibles.  Intangible assets consist of customer relationships as a result of the Company’s prior acquisitions. These finite-lived intangible assets, which were initially valued at fair value using an Income approach, are being amortized over 20 years. The Company believes that this approach is appropriate because it provides a fair value estimate based on the expected long-term cash flows associated with the revenues generated from these customer relationships. In the event that long-term demand or market conditions change and the expected future cash flows associated with these assets is reduced, a write-down or acceleration of the amortization period may be required. Amortization expense related to intangible assets subject to amortization was $891, $983, and $948 for the years ended December 31, 2009, 2008, and 2007. Estimated annual amortization expense is expected to be approximately $969 in each of the next five successive years.

There were no intangible assets attributable to our Titanium Group and Distribution Group at December 31,

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

2007, 2008 and 2009. The carrying amount of intangible assets attributable to our Fabrication Group at December 31, 2007, 2008 and 2009 was as follows:

Fabrication
Group

December 31, 2007	$17,476
Amortization	(983)
Translation adjustment	(3,297)

December 31, 2008	13,196
Amortization	(891)
Translation adjustment	1,994

December 31, 2009	$14,299

Other long-lived assets:

The Company evaluates the potential impairment of other long-lived assets including property, plant, and equipment when events or circumstances indicate that a change in value may have occurred. If the carrying value of the assets exceeds the sum of the undiscounted expected future cash flows, the carrying value of the asset is written down to fair value. See Note 3 to Company’s Consolidated Financial Statements for a discussion of asset and asset-related impairments related to the indefinite delay of the Company’s sponge plant project.

Environmental:

The Company expenses environmental costs related to existing conditions from which no future benefit is determinable. Expenditures that enhance or extend the life of the asset are capitalized. The Company determines its liability for remediation on a site-by-site basis and records a liability when it is probable and can be reasonably estimated. The estimated liability of the Company is not discounted or reduced for possible recoveries from insurance carriers.

Treasury stock:

The Company accounts for treasury stock under the cost method and includes such shares as a reduction of total shareholders’ equity.

Revenue and cost recognition:

Revenues from the sale of products are recognized upon passage of title, risk of loss, and risk of ownership to the customer. Title, risk of loss, and ownership in most cases coincides with shipment from the Company’s facilities. On occasion, the Company may use shipping terms of FOB-Destination or Ex-Works.

The Company uses the completed contract accounting method for long-term contracts which results in the deferral of costs. This amount is included in “Inventories” on the Consolidated Balance Sheets. This amount was $2,480 in 2009 and $5,033 in 2008. Contract costs comprise all direct material and labor costs, including outside processing fees, and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Sales under the completed contract accounting method totaled $36,098, $57,633, and $47,187 in 2009, 2008, and 2007, respectively.

The Company recognizes revenue only upon the acceptance of a definitive agreement or purchase order and upon delivery in accordance with the delivery terms in the agreement or purchase order, and the price to the buyer is fixed and determinable and collection is reasonably assured.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

Shipping and handling fees and costs:

All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned and are reported as revenue. Costs incurred by the Company for shipping and handling, including transportation costs paid to third-party shippers to transport titanium and titanium mill products, are reported as a component of cost of sales.

Research and development:

Research and development costs are expensed as incurred. These costs amounted to $2,001, $2,120, and $1,650 for the years ended December 31, 2009, 2008 and 2007, respectively.

Pensions:

The Company and its subsidiaries have a number of pension plans which cover substantially all employees. Most employees in the Titanium Group are covered by defined benefit plans in which benefits are based on years of service and annual compensation. Contributions to the defined benefit plans, as determined by an independent actuary in accordance with applicable regulations, provide not only for benefits attributed to date but also for those expected to be earned in the future. The Company’s policy is to fund pension costs at amounts equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, for U.S. plans plus additional amounts as may be approved from time to time.

The Company accounts for its defined benefit pension plans in accordance with FASB’s authoritative guidance, which requires amounts recognized in the financial statements to be determined on an actuarial basis, rather than as contributions are made to the plan, and requires recognition of the funded status of the Company’s plans in its Consolidated Balance Sheet. In addition, it also requires actuarial gains and losses, prior service costs and credits, and transition obligations that have not yet been recognized to be recorded as a component of Accumulated Other Comprehensive Income.

Other post-retirement benefits:

The Company provides health care benefits and life insurance coverage for certain of its employees and their dependents. Under the Company’s current plans, certain of the Company’s employees will become eligible for those benefits if they reach retirement age while working with the Company. In general, employees of the Titanium Group are covered by post-retirement health care and life insurance benefits.

The Company also sponsors another post-retirement plan covering certain employees. This plan provides health care benefits for eligible employees. These benefits are accounted for on an actuarial basis, rather than as benefits are paid.

The Company does not pre-fund post-retirement benefit costs, but rather pays claims as billed.

Income taxes:

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities multiplied by the enacted tax rates which will be in effect when these differences are expected to reverse. In addition, deferred tax assets may arise from net operating losses (“NOLs”) and tax credits which may be carried back to obtain refunds or carried forward to offset future cash tax liabilities.

The Company evaluates quarterly the available evidence supporting the realization of deferred tax assets and makes adjustments for a valuation allowance, as necessary.

Tax benefits related to uncertain tax provisions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the appropriate taxing authority has completed their examination

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

even though the statute of limitations remains open, or the statute of limitation expires. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

Foreign currencies:

For the Company’s foreign subsidiaries in the United Kingdom and France, whose functional currency is the U.S. Dollar, monetary assets and liabilities are remeasured at current rates, non-monetary assets and liabilities are remeasured at historical rates, and revenues and expenses are translated at average rates on a monthly basis throughout the year. Resulting differences from the remeasurement process are recognized in income and reported as other income.

The functional currency of the Company’s Canadian subsidiary is the Canadian Dollar. Assets and liabilities are translated at year-end exchange rates. Income statement accounts are translated at the average rates of exchange prevailing during the year. Translation adjustments are reported as a component of shareholders’ equity and are not included in income.

Transactions and balances denominated in currencies other than the functional currency of the transacting entity are remeasured at current rates when the transaction occurs and at each balance sheet date. Transaction gains and losses are included in net income for the period.

Derivative financial instruments:

The Company may enter into derivative financial instruments only for hedging purposes. Derivative instruments are used as risk management tools. The Company does not use these instruments for trading or speculation. Derivatives used for hedging purposes must be designated and effective as a hedge of the identified risk exposure upon inception of the instrument. If a derivative instrument fails to meet the criteria as an effective hedge, gains and losses are recognized currently in income.

For further information on the Company’s derivative financial instruments, see Note 16 to the Company’s Consolidated Financial Statements.

Stock-based compensation:

Stock-based compensation is accounted for as required by the FASB’s authoritative guidance. The Company has applied the modified-prospective-transition method. Under the modified-prospective-transition method, compensation costs recognized during all years presented included: (a) compensation cost for all share-based payment arrangements granted but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original stock-based compensation guidance, and (b) compensation cost for all share-based payment arrangements granted subsequent to January 1, 2006 based on the grant-date fair value estimated in accordance with the current stock-based compensation guidance. The Company utilizes a “graded vesting” approach to recognize compensation expense over the vesting period of the stock award. For employees who have reached retirement age, the Company recognizes compensation expense at the date of grant. For employees approaching retirement eligibility, the Company amortizes compensation expense over the period from the grant date through the retirement eligibility date.

Cash flows resulting from the windfall tax benefits from tax deductions in excess of the compensation cost recognized (excess tax benefits) are classified as financing cash inflows. For the years ended December 31, 2009, 2008, and 2007, operating cash flows were decreased and financing cash flows were increased by $39, $215 and $4,235 respectively.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

Total compensation expense recognized in the Consolidated Statements of Operations for stock-based compensation arrangements was $4,399, $5,155, and $6,686 for the years ended December 31, 2009, 2008 and 2007, respectively. The total income tax benefit recognized in the Consolidated Statements of Operations for stock-based compensation arrangements was $1,320, $1,892, and $2,339 for the years ended December 31, 2009, 2008 and 2007, respectively. There was no compensation cost capitalized in inventory or fixed assets for the years ended December 31, 2009, 2008, and 2007.

New Accounting Standards:

In December 2007, the FASB revised the authoritative guidance for business combinations. The revised guidance establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and the goodwill acquired. The revised guidance also establishes additional disclosure requirements related to the financial effects of a business combination. The revised guidance became effective as of January 1, 2009. The adoption of the revised guidance did not have an effect on the Company’s Consolidated Financial Statements.

In December 2007, the FASB issued authoritative guidance establishing accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The guidance also establishes disclosure requirements that clearly identify and distinguish between the interest of the parent and the interests of the noncontrolling owners. The guidance became effective as of January 1, 2009. The adoption of the new guidance did not have an effect on the Company’s Consolidated Financial Statements.

In March 2008, the FASB issued authoritative guidance which provided for additional disclosure requirements for derivative instruments and hedging activities, including disclosures as to how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. The new guidance became effective as of January 1, 2009. The additional disclosures required by the new guidance are included in Note 16 to the Company’s Consolidated Financial Statements.

In June 2008, the FASB issued authoritative guidance which clarified that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities to be included in the computation of earnings per share under the two-class method. The new guidance became effective as of January 1, 2009, and required retrospective application. The adoption of the new guidance did not have a material impact on the Company’s Consolidated Financial Statements. See Note 4 to the Company’s Consolidated Financial Statements for further information on the new guidance and the impact of its retroactive application to the Company’s historical earnings per share.

In December 2008, the FASB issued revised authoritative guidance which requires additional disclosures about the plan assets of an employer’s defined benefit or other postretirement plan, to include investment policies and strategies; associated and concentrated risks; major asset categories and their fair values; inputs and valuation techniques used to measure fair-value of plan assets; and the net periodic benefit costs recognized for each annual period. The revised guidance is effective for reporting periods ending after December 15, 2009. The additional disclosures required by the new guidance are included in Note 7 to the Company’s Consolidated Financial Statements.

In April 2009, the FASB issued authoritative guidance requiring disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. The new guidance became effective for interim reporting periods ending after June 15, 2009. The disclosures required by the new guidance are included Note 2 to the Company’s Consolidated Financial Statements.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and disclosure of the date through which subsequent events have been evaluated. The new guidance became effective for interim reporting periods ending after June 15, 2009. The disclosures required by the new guidance are included in Note 18 to the Company’s Consolidated Financial Statements.

In June 2009, the FASB issued authoritative guidance that identifies the FASB Accounting Standards Codification (the “Codification”) as the sole source of U.S. GAAP recognized by the FASB. The Codification identifies only two levels of GAAP: authoritative and nonauthoritative. The new guidance became effective for interim periods ending after September 15, 2009. The Company is utilizing the plain-English method for disclosures when referencing accounting standards. The adoption of Codification did not have a material impact on the Company’s Consolidated Financial Statements.

Note 3—	ASSET AND ASSET-RELATED IMPAIRMENTS:

In December 2009, the Company announced that it had indefinitely delayed the construction of its premium-grade titanium sponge production facility in Hamilton, Mississippi. The indefinite delay was identified as a triggering event for an asset impairment test. The Company reviewed the assets for recoverability and determined the assets were impaired. At the time, the Company had spent approximately $66.9 million related to the construction of this facility and had additional contractual commitments of approximately $7.8 million. The Company determined the fair value of the assets to be $5.8 million using a combination of a market approach and a cost approach. As a result, the Company recorded an asset and asset-related impairment of $68.9 million in December 2009. These assets were not placed into service, therefore no depreciation expense related to them has been recognized. The $7.8 million of additional contractual commitments is recorded within other accrued liabilities in the Company’s Consolidated Balance Sheet.

Note 4—	EARNINGS PER SHARE:

Earnings per share amounts for each period are presented in accordance with the FASB’s authoritative guidance which requires the presentation of basic and diluted earnings per share. Basic earnings per share was computed by dividing net income (loss) by the weighted-average number of shares of Common Stock outstanding for each respective period. Diluted earnings per share was calculated by dividing net income (loss) by the weighted-average of all potentially dilutive shares of Common Stock that were outstanding during the periods presented.

In June 2008, the FASB amended the existing guidance for determining whether certain instruments were participating securities under the existing guidance. The new guidance clarified that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities to be included in the computation of earnings per share under the two-class method. The new guidance was effective for the Company’s fiscal year beginning January 1, 2009 and was to be applied retrospectively. The Company’s restricted stock awards are considered participating securities under the new guidance. The adoption of the new guidance reduced basic EPS by $0.02 and $0.03 for the years ended December 31, 2008 and 2007, respectively, and reduced diluted EPS by $0.01 for both of the years ended December 31, 2008 and 2007.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

Actual weighted-average shares of Common Stock outstanding used in the calculation of basic and diluted earnings per share for the years ended December 31, 2009, 2008 and 2007, were as follows:

	Years Ended December 31,
	2009	2008	2007

Numerator:
Net income (loss)	$(67,239)	$55,695	$92,631
Denominator:
Basic weighted-average shares outstanding	25,029,976	22,872,075	22,930,768
Effect of dilutive shares	—	115,428	223,426

Diluted weighted-average shares outstanding	25,029,976	22,987,503	23,154,194

Earnings (loss) per share:
Basic	$(2.67)	$2.42	$4.01
Diluted	$(2.67)	$2.41	$3.99

For the years ended December 31, 2009, 2008 and 2007, options to purchase 495,766, 192,724 and 58,185 shares of Common Stock, at an average price of $31.30, $57.79 and $77.57, respectively, have been excluded from the calculations of diluted earnings per share because their effects were antidilutive.

Note 5—	INCOME TAXES:

The “Provision for income taxes” caption in the Consolidated Statements of Operations includes the following income tax expense (benefit):

	December 31, 2009			December 31, 2008			December 31, 2007
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total

Federal	$(2,270)	$(21,388)	$(23,658)	$42,189	$(10,100)	$32,089	$64,873	$(19,007)	$45,866
State	967	(944)	23	5,445	(3,474)	1,971	9,460	(1,767)	7,693
Foreign	1,965	(7,147)	(5,182)	2,832	(4,612)	(1,780)	3,015	(6,738)	(3,723)

Total	$662	$(29,479)	$(28,817)	$50,466	$(18,186)	$32,280	$77,348	$(27,512)	$49,836

The following table sets forth the components of income (loss) before income taxes by jurisdiction:

	Years Ended December 31,
	2009	2008	2007

United States	$(74,039)	$103,045	$157,558
Foreign	(22,017)	(15,070)	(15,091)

	$(96,056)	$87,975	$142,467

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

A reconciliation of the expected tax at the federal statutory tax rate to the actual provision follows:

	Years Ended December 31,
	2009	2008	2007

Statutory rate of 35% applied to income (loss) before income taxes	$(33,620)	$30,791	$49,864
State income taxes, net of federal tax effects	(66)	1,017	5,543
Adjustments of tax reserves and prior years’ income taxes	2,619	950	(464)
Effects of foreign operations	1,539	1,439	(614)
Manufacturing deduction	—	(2,161)	(3,612)
Other	711	244	(881)

Total provision	$(28,817)	$32,280	$49,836

Effective tax rate	30.0%	36.7%	35.0%

The effective tax rate in 2009 was less than the 35% U.S. federal tax rate principally due to an increase in unrecognized tax benefits and the effects of foreign operations. The effective tax rate in 2008 was greater than the 35% U.S. federal tax rate principally due to the effects of state and foreign income taxes offset by the benefit of the manufacturing deduction. Because we generated a net operating loss for tax purposes, we do not qualify for the manufacturing deduction in 2009.

The increase in the effective tax rate in 2008 compared to 2007 was primarily the result of changes in the relative mix of U.S. and foreign income, an absence of tax exempt investment income in 2008 that was present in 2007, and an increase in unrecognized tax benefits.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

Deferred tax assets and liabilities resulted from the following:

	December 31,
	2009	2008

Deferred tax assets:
Inventories	$9,091	$18,619
Postretirement benefit costs	15,613	13,326
Employment costs	7,654	7,802
Duty drawback claims	2,052	2,310
Canadian tax loss carryforwards (expiring 2014 through 2029)	19,368	9,453
Pension costs	6,917	3,053
Interest rate swap	—	2,244
Unrealized foreign exchange loss	—	1,032
Start-up costs	6,606	1,232
Asset and asset-related impairment	24,890	—
Other	4,928	3,179

Total deferred tax assets	97,119	62,250
Valuation Allowance	(4,066)	(1,032)

Net deferred tax assets	93,053	61,218
Deferred tax liabilities:
Property, plant and equipment	(14,140)	(9,996)
Intangible assets	(3,045)	(5,693)
Unrealized foreign exchange gain	(690)	—
Other	(379)	(487)

Total deferred tax liabilities	(18,254)	(16,176)

Net deferred tax asset	$74,799	$45,042

The valuation allowance at December 31, 2009 is entirely attributable to the state deferred tax asset pertaining to the asset and asset-related impairment.

The Company recognizes the deferred tax impact of the unrealized foreign exchange gain or loss on a US dollar denominated intercompany debt with its Canadian subsidiary in Other Comprehensive Income. At December 31, 2008, there was an unrealized foreign exchange loss which would be treated as a capital loss under Canadian tax law. Because the company did not anticipate that its Canadian subsidiary would generate sufficient capital gain income to realize a tax benefit of this loss, it recognized a full valuation allowance for the related deferred tax asset of $1.0 million in Other Comprehensive Income. Due to fluctuations in the exchange rate, the previous unrealized foreign exchange loss became an unrealized foreign exchange gain resulting in a net deferred tax liability of $0.7 million at December 31, 2009. Accordingly, the valuation allowance provided at December 31, 2008 was no longer necessary and was released to Other Comprehensive Income.

The Company’s Canadian subsidiary has generated losses over the past several years. Although recent losses generally indicate a risk that tax carryforwards may be impaired, management believes firm sales contracts, including a $1 billion supply contract with a major aerospace manufacturer that will be substantially sourced from its Canadian subsidiary, will generate sufficient taxable income to permit utilization of the loss carryforwards. The magnitude of the firm contracts, certain favorable contract terms that mitigate the risk of raw material price

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

fluctuations, and the length of time over which the losses are available to offset future income has led management to conclude that it is more likely than not that sufficient taxable income will exist in future periods to realize the subsidiary’s net deferred tax asset of $13.9 million. Management regularly reevaluates assumptions underlying this assessment and will make adjustments in future periods to the extent necessary.

As a result of its cumulative historical earnings, the Company continues to believe it is more likely than not that the remaining net domestic deferred tax asset of $60.7 million at December 31, 2009 will be realized.

A reconciliation of the total amounts of unrecognized tax benefits for the year ended December 31, 2009 is as follows:

	Unrecognized Tax
	Benefits
	2009	2008	2007

Gross balance at January 1	$3,250	$2,481	$2,075
Prior period tax positions
Increases	1,952	9	1
Decreases	(174)	(160)	(1,175)
Lapse of Statute	(561)	—	—
Current period tax positions	1,110	920	1,580

Gross balance at December 31	$5,577	$3,250	$2,481

Amount that would affect the effective tax rate if recognized	$5,278	$3,095	$2,311

The Company classifies interest and penalties as an element of tax expense. The amount of tax-related interest and penalties recognized in the Consolidated Statement of Operations for fiscal years 2009, 2008, and 2007, and the total of such amounts accrued in the Consolidated Balance Sheets at December 31, 2009, 2008 and 2007 were not material.

The Company’s U.S. Federal income tax returns for 2005 and prior are closed to examination; however, to the extent that the Company elects to carryback its current year loss pursuant to recently enacted legislation, tax years 2004 and 2005 may remain open to adjustment. For the Company’s Canadian subsidiary, tax years 2004 and prior are closed to examination. The Company is currently under examination by the Internal Revenue Service for tax years 2006 through 2008 and the Company’s Canadian subsidiary is currently under examination by the Canadian tax authorities for tax years 2006 and 2007.

The Company’s unrecognized tax benefits principally relate to the sale of products and provision of services by the U.S. companies to their foreign affiliates. Such previously unrecognized tax benefits may be adjusted within the next twelve months based upon the completion of the examinations and as additional data becomes available to permit an update of the Company’s most recently completed transfer pricing study. Because of the previously mentioned five year net operating loss carryback provision, it is not possible to estimate a range of change that may occur in the next twelve months as a result of these events.

Note 6—OTHER INCOME (EXPENSE):

Other income (expense) for the years ended December 31, 2009, 2008 and 2007 was $2,056, $1,527, and $(2,134) respectively. Other income (expense) consists primarily of foreign exchange gains and losses from the Company’s international operations and fair value adjustments related to the Company’s foreign currency forward contracts. Also included in other income (expense) in 2007 was a gain of $1,000 from the settlement of litigation against a former material supplier. See Note 16 to the Company’s Condensed Consolidated Financial Statements for further information on the Company’s use of foreign currency forward contracts.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

Note 7—EMPLOYEE BENEFIT PLANS:

The Company provides defined benefit pension plans for certain of its salaried and represented workforce. Benefits for its salaried participants are generally based on participant’s years of service and compensation. Benefits for represented pension participants are generally determined based on an amount for years of service. Other Company employees participate in 401(k) plans whereby the Company may provide a match of employee contributions. The policy of the Company with respect to its defined benefit plans is to contribute at least the minimum amounts required by applicable laws and regulations. For the years ended December 31, 2009, 2008, and 2007, expenses related to 401(k) plans were approximately $1,324, $1,204, and $881, respectively.

The Company uses a December 31 measurement date for all plans. The following table, which includes the Company’s four qualified pension plans and two non-qualified pension plans, provides reconciliations of the changes in the Company’s pension and other post-employment benefit plan obligations, the values of plan assets, amounts recognized in Company’s financial statements, and principal weighted-average assumptions used:

			Post-Retirement
	Pension Benefit Plans		Benefit Plan
	2009	2008	2009	2008

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$109,187	$119,872	$33,364	$33,679
Service cost	1,591	1,941	511	517
Interest cost	7,046	7,130	2,138	2,022
Actuarial (gain) loss	9,229	(7,235)	2,947	(1,394)
Amendment	—	1,414	—	—
Benefits paid	(7,755)	(13,935)	(2,936)	(2,452)
Plan participants’ contributions	—	—	827	846
Medicare retiree drug subsidy received	—	—	155	146

Projected benefit obligation at end of year	$119,298	$109,187	$37,006	$33,364

Change in plan assets:
Fair value of plan assets at beginning of year	$82,531	$105,384	$—	$—
Actual return on plan assets	13,680	(19,798)	—	—
Employer contributions	2,600	10,841	1,954	1,592
Medicare retiree drug subsidy received	—	—	155	146
Reimbursement to trust	—	39	—	—
Plan participants’ contributions	—	—	827	846
Benefits paid	(7,755)	(13,935)	(2,936)	(2,584)

Fair value of plan assets at end of year	$91,056	$82,531	$—	$—

Funded status	$(28,242)	$(26,656)	$(37,006)	$(33,364)

Amounts recognized in the Consolidated Balance Sheets consisted of:
Current liabilities	$(140)	$(121)	$(2,476)	$(2,632)
Noncurrent liabilities	(28,102)	(26,535)	(34,530)	(30,732)

Net amount recognized	$(28,242)	$(26,656)	$(37,006)	$(33,364)

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

Amounts recognized in accumulated other comprehensive income consisted of:

	December 31,		December 31,
	2009	2008	2009	2008

Net actuarial loss (gain)	$56,887	$55,543	$5,544	$(1,715)
Prior service cost	2,384	3,220	1,364	6,758

Total, before tax effect	$59,271	$58,763	$6,908	$5,043

			Post-Retirement
	Pension Benefit Plans		Benefit Plan
	2009	2008	2009	2008

Weighted-average assumptions used to determine benefit obligation at December 31:
Discount rate	6.15%	6.70%	6.15%	6.70%
Rate of increase to compensation levels	3.80%	3.80%	N/A	N/A
Measurement date	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Weighted-average assumptions used to determine net periodic benefit obligation cost for the years ended December 31:
Discount rate	6.70%	6.25%	6.70%	6.25%
Expected long-term return on plan assets	7.50%	8.50%	N/A	N/A
Rate of increase to compensation levels	3.80%	3.80%	N/A	N/A

The Company’s expected long-term return on plan assets assumption is based on a periodic review and modeling of the plan’s asset allocation and liability structure over a long-term horizon. Expectations of returns for each asset class are the most important of the assumptions used in the review and modeling and are based on comprehensive reviews of historical data and economic/financial market theory. The expected long-term rate of return on assets was selected from within the reasonable range of rates determined by (a) historical real returns, net of inflation, for the asset classes covered by the investment policy and (b) projections of inflation over the long-term period during which benefits are payable to plan participants.

A one quarter percent change in the expected rate of return on plan assets would have the following effect on the defined benefit plan:

	−.25%		+.25%

Effect on subsequent years periodic pension expense (in millions)	+$	0.2	−$	0.2

The discount rate is used to determine the present value of future payments. In general, the Company’s liability increases as the discount rate decreases and decreases as the discount rate increases. The discount rate was determined by taking into consideration a Dedicated Bond Portfolio model in order to select a discount rate that best matches the expected payment streams of the future payments. Under this model, a hypothetical bond portfolio is constructed with cash flows that are expected to settle the benefit payment stream from the plans. The portfolio is developed using bonds with a Moody’s or Standard & Poor’s rating of “Aa” or better based on those bonds available as of the measurement date. The appropriate discount rate is then selected based on the resulting yield from this portfolio.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

A one-quarter percentage point change in the discount rate of 6.15% used at December 31, 2009 would have the following effect on the defined benefit plans:

	−0.25%		+0.25%

Effect on total projected benefit obligation (PBO) (in millions)	+$	3.1	−$	3.1
Effect on subsequent years periodic pension expense (in millions)	+$	0.2	−$	0.2

The components of net periodic pension and post-retirement benefit cost were as follows:

	Pension Benefit Plans			Post-Retirement Benefit Plan
	2009	2008	2007	2009	2008	2007

Service cost	$1,591	$1,941	$2,014	$511	$517	$484
Interest cost	7,046	7,130	6,913	2,138	2,022	2,030
Expected return on plan assets	(7,717)	(8,874)	(8,076)	—	—	—
Prior service cost amortization	836	824	693	1,214	1,214	1,214
Amortization of actuarial loss	1,921	2,148	2,226	—	—	—
Settlement charges	—	2,044	—	—	—	—

Net periodic benefit cost	$3,677	$5,213	$3,770	$3,863	$3,753	$3,728

During 2008, the Company recorded a non-cash settlement charge of $2,044 related to lump sum distributions associated with two former executives who retired in 2007.

The Company estimates that pension expense for the year ended December 31, 2010 will include expense of $3,332, resulting from the amortization of its related accumulated actuarial loss and prior service cost included in accumulated other comprehensive income at December 31, 2009.

The Company estimates that other post-retirement benefit expense for the year ended December 31, 2010 will include expense of $1,214, resulting from the amortization of its prior service costs included in accumulated other comprehensive income at December 31, 2009.

The fair value of the Company’s defined benefit pension plan assets as of December 31, 2009 was as follows:

Investment category (in $000’s)	2009

U.S. government securities	$16,755
Corporate bonds	18,823
Equities	49,083
Short-term investment funds	3,680
Real estate funds	1,176
Other investments — Timberlands	1,539

Total	$91,056

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

The Company’s target asset allocation as of December 31, 2009 by asset category is as follows:

Investment Category	2009

Equity securities	55%
Debt and other short-term investments	43%
Cash	2%

Total	100%

The Company’s investment policy for the defined benefit pension plan includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants. The investment guidelines consider a broad range of economic conditions. Central to the policy are target allocation ranges, shown above, by major asset categories. The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plans’ actuarial assumptions, and achieve asset returns that are competitive with like institutions employing similar investment strategies. Within these broad investment categories, our investment policy places certain restrictions on the types and amounts of plan investments. For example, no individual stock may account for more than 5% of total equities, no single corporate bond issuer rated below AA may equal more than 10% of the total bond portfolio, non-investment grade bonds may not exceed 10% of the total bond portfolio, and private equity and real estate investments may not exceed 8% of total plan assets.

The Company and a designated third-party fiduciary periodically review the investment policy. The policy is established and administered in a manner so as to comply at all times with applicable government regulations.

The Company uses appropriate valuation techniques based on the available inputs to measure the fair value of plan investments. When available, the Company measures the fair value using Level 1 inputs as they generally provide the most reliable evidence of fair value. When Level 1 and Level 2 inputs are not available, the Company uses Level 3 inputs to fair value its plan assets. A summary of the plan investments, their fair value and their level within the fair value hierarchy is presented below:

		Significant	Significant
	Quoted Market	Other Observable	Unobservable
	Prices	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

U.S. government securities	$—	$16,755	$—	$16,755
Corporate bonds	—	18,823	—	18,823
Equities	—	47,194	1,889	49,083
Short-term investment funds	3,680	—	—	3,680
Real estate funds	—	—	1,176	1,176
Other investments — Timberlands	—	—	1,539	1,539

Total assets	$3,680	$82,772	$4,604	$91,056

Level 1 Fair Value Measurements:

Short-term Investment Funds — Short-term Investment Funds are carried at the reported net asset values.

Level 2 Fair Value Measurements:

Corporate Bonds and U.S. Government Securities — The Plans hold certain U.S. government securities and corporate bonds in a limited partnership with the assets of other plan sponsors. The fair values of these securities are based upon quoted market prices adjusted for the fact they are carried in a limited partnership.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

Equities — The Plans hold common stocks in a limited partnership with the assets of other plan sponsors. The fair values of these common stocks are based upon quoted market prices adjusted for the fact they are carried in a limited partnership.

Level 3 Fair Value Measurements:

Common Stock (Private Equity Funds) and Real Estate Funds — The fair value of private equity funds and real estate funds are determined by the fair value of the underlying investments in the funds plus working capital adjusted for liabilities, currency translation and estimated performance incentives. Various methods of determining the fair value of the underlying assets in each fund are used that may include, but are not limited to, expected cash flows, multiples of earnings, discounted cash flow models, direct capitalization analyses, third-party appraisals and other market-based information. Valuations are reviewed utilizing available market data to determine whether or not any fair value adjustments are necessary.

Timberlands — The value of the Timberlands investment is based upon the appraised value of the Timberlands plus net working capital. It is based upon inventory obtained pursuant to a review of this inventory at the time of acquisition, updated periodically based upon a cash projection model for a 50-year period using real prices and a real discount rate based upon current market activity. Valuations are reviewed utilizing industry information to determine whether or not any fair value adjustments are necessary.

The following table provides further details of the Level 3 fair value measurements using significant unobservable input:

	Private	Real Estate
	Equity Funds	Funds	Timberlands	Total

Beginning balance	$1,565	$1,408	$456	$3,429
Realized gains/losses	1	22	—	23
Unrealized gain/losses relating to investments still held at December 31, 2009	93	(627)	38	(496)
Purchases, sales, issuances, and settlements-net	230	373	1,045	1,648

Ending Balance	$1,889	$1,176	$1,539	$4,604

As of the signing of the Labor Agreement with United Steelworkers of America at the Niles, Ohio plant on December 1, 2004, all new hourly, clerical and technical employees covered by the Labor Agreement are covered by a defined contribution pension plan and are not covered by a defined benefit plan. Effective January 1, 2006 all new salaried nonrepresented employees in the Titanium Group are covered by a defined contribution pension plan and are not covered by a defined benefit plan. As a result of these changes, no future hires are covered by defined benefit pension plans.

Other post-retirement benefit plans.  The ultimate costs of certain of the Company’s retiree health care plans are capped at predetermined out-of-pocket spending limits. The annual rate of increase in the per capita costs for these plans is limited to the predetermined spending cap.

All of the benefit payments are expected to be paid from Company assets. These estimates are based on current benefit plan coverages and, in accordance with the Company’s rights under the plan, these coverages may be modified, reduced, or terminated in the future.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

The following pension and post-retirement benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Post-Retirement	Post-Retirement
	Pension	Benefit Plan	Benefit Plan (not
	Benefit	(including Plan D	including Plan D
	Plans	subsidy)	subsidy)

2010	$8,419	$2,476	$2,644
2011	8,566	2,765	2,949
2012	8,752	3,055	3,258
2013	8,801	3,222	3,445
2014	8,989	2,927	3,174
2015 to 2019	46,692	15,389	16,972

The Company contributed $2.6 million and $4.9 million to its qualified defined benefit pension plans in 2009 and 2008, respectively. In light of the current market conditions, the Company is currently assessing its future funding requirements. While the Company does not expect to have a minimum funding requirement during 2010, it will consider making a significant discretionary contribution of up to $10 million, in stock, cash, or some combination thereof, during 2010 to maintain its desired funding status.

Supplemental pension plan.  Company officers who participate in the incentive compensation plan are eligible for the Company’s supplemental pension plan which entitles participants to receive additional pension benefits based upon their bonuses paid under the incentive compensation plan. Participation in this plan is subject to approval by the Company’s Board of Directors.

Excess pension plan.  The Company sponsors an excess pension plan for designated individuals whose salary amounts exceed IRS limits allowed in the Company’s qualified pension plans. Participation in this plan is subject to approval by the Company’s Board of Directors.

The supplemental and excess pension plans are included and disclosed within the pension benefit plan information within this Note.

Employee Stock Purchase Plan.  At the Company’s 2009 Annual Meeting of Shareholder, its shareholders approved the Employee Stock Purchase Plan (the “ESPP”). The ESPP allows eligible employee participants to purchase shares of the Company’s Common Stock through payroll deductions. Employees purchase shares in each quarterly purchase period at a 5% discount to the fair market value of the Company’s Common Stock on the valuation date. Under current accounting guidance, the ESPP qualifies as a non-compensatory plan.

As of December 31, 2009, the Company had reserved 2.0 million shares of our Common Stock for future issuance under the ESPP.

Note 8—	LEASES:

The Company and its subsidiaries have entered into various operating and capital leases for the use of certain equipment, principally office equipment and vehicles. The operating leases generally contain renewal options and provide that the lessee pay insurance and maintenance costs. The total rental expense under operating leases amounted to $4,584, $4,570, and $3,513 in the years ended December 31, 2009, 2008, and 2007, respectively. Amounts recognized as capital lease obligations are reported in long-term debt in the Consolidated Balance Sheet.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

The Company’s future minimum commitments under operating and capital leases for years after 2009 are as follows:

	Operating	Capital

2010	3,993	17
2011	3,075	12
2012	2,675	4
2013	1,809	—
2014	1,201	—
Thereafter	3,258	—

Total lease payments	$16,011	33

Less: Interest portion		(2)

Amount recognized as capital lease obligations		$31

Note 9—	UNEARNED REVENUE:

The Company reported a liability for unearned revenue of $21,832 and $22,352 as of December 31, 2009 and 2008, respectively. These amounts primarily represent payments received in advance from commercial aerospace, defense, and energy market customers on long-term orders, for which the Company has not recognized revenues.

Note 10—	TRANSACTIONS WITH RELATED PARTIES:

The Company did not enter into any significant related-party transactions during the years ended December 31, 2009, 2008, and 2007.

Note 11—	SEGMENT REPORTING:

The FASB defines operating segments as components of an enterprise that are regularly evaluated by the Company’s chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Vice Chairman, President, and Chief Executive Officer. The Company has three reportable segments: the Titanium Group, the Fabrication Group, and the Distribution Group.

The Fabrication Group is comprised of companies with significant hard-metal expertise that extrude, fabricate, machine, and assemble titanium and other specialty metal parts and components. Its products, many of which are complex engineered parts and assemblies, serve the commercial aerospace, defense, oil and gas, power generation, medical device, and chemical process industries, as well as a number of other industrial and consumer markets.

The Distribution Group stocks, distributes, finishes, cuts-to-size, and facilitates just-in-time delivery services of titanium, steel, and other specialty metal products, primarily nickel-based specialty alloys.

Both the Fabrication Group and the Distribution Group utilize the Titanium Group as their primary source of titanium mill products. Intersegment sales are accounted for at prices that are generally established by reference to similar transactions with unaffiliated customers. Reportable segments are measured based on segment operating income after an allocation of certain corporate items such as general corporate overhead and expenses. Assets of general corporate activities include unallocated cash and deferred taxes.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

A summary of financial information by reportable segment is as follows:

	Years Ended December 31,
	2009	2008	2007

Net sales:
Titanium Group	$107,622	$202,024	$253,130
Intersegment sales	121,664	151,910	181,200

Total Titanium Group net sales	229,286	353,934	434,330

Fabrication Group	106,231	146,816	131,961
Intersegment sales	57,378	79,027	71,664

Total Fabrication Group net sales	163,609	225,843	203,625

Distribution Group	194,125	261,060	241,708
Intersegment sales	2,230	2,628	4,349

Total Distribution Group net sales	196,355	263,688	246,057

Eliminations	(181,272)	(233,565)	(257,213)

Total consolidated net sales	$407,978	$609,900	$626,799

Operating income (loss):
Titanium Group before corporate allocations	$(57,849)	$76,883	$113,469
Corporate allocations	(10,236)	(15,123)	(10,886)

Total Titanium Group operating income (loss)	(68,085)	61,760	102,583

Fabrication Group before corporate allocations	(16,796)	12,781	12,351
Corporate allocations	(9,533)	(10,744)	(8,840)

Total Fabrication Group operating income (loss)	(26,329)	2,037	3,511

Distribution Group before corporate allocations	14,716	32,561	41,716
Corporate allocations	(7,578)	(8,966)	(6,649)

Total Distribution Group operating income	7,138	23,595	35,067

Total consolidated operating income (loss)	$(87,276)	$87,392	$141,161

Income (loss) before income taxes:
Titanium Group	$(68,503)	$64,814	$105,176
Fabrication Group	(35,179)	(1,036)	1,832
Distribution Group	7,626	24,197	35,459

Total consolidated income (loss) before income taxes	$(96,056)	$87,975	$142,467

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

	Years Ended December 31,
	2009	2008	2007

Revenue by Market Information:
Titanium Group
Commercial aerospace	$46,309	$123,904	$153,834
Defense	43,109	60,829	62,937
Industrial and consumer	18,204	17,291	36,359

Total Titanium Group net sales	107,622	202,024	253,130
Fabrication Group
Commercial aerospace	40,212	55,691	49,885
Defense	29,209	28,193	31,491
Industrial and consumer	36,810	62,932	50,585

Total Fabrication net sales	106,231	146,816	131,961
Distribution Group
Commercial aerospace	93,250	126,116	109,162
Defense	92,080	116,838	112,857
Industrial and consumer	8,795	18,106	19,689

Total Distribution Group net sales	194,125	261,060	241,708

Total consolidated net sales	$407,978	$609,900	$626,799

Geographic location of trade sales:
United States	$261,300	$418,658	$466,307
France	49,475	62,929	43,085
England	34,100	39,084	40,566
Germany	27,246	26,143	27,599
Canada	14,074	20,221	14,896
Spain	6,510	6,627	5,446
Italy	4,335	5,997	6,281
Japan	1,657	11,894	5,475
Other countries	9,281	18,347	17,144

Total trade sales	$407,978	$609,900	$626,799

Capital expenditures:
Titanium Group	$72,583	$107,157	$39,599
Fabrication Group	9,243	17,410	24,447
Distribution Group	459	1,023	888

Total capital expenditures	$82,285	$125,590	$64,934

Depreciation and amortization:
Titanium Group	$12,694	$11,624	$9,539
Fabrication Group	7,636	7,736	5,551
Distribution Group	833	841	622

Total depreciation and amortization	$21,163	$20,201	$15,712

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

The following geographic area information includes property, plant, and equipment based on physical location.

	December 31,
	2009	2008	2007

Property, plant, and equipment:
United States	$409,121	$418,135	$291,101
England	4,791	4,761	3,930
France	1,470	1,437	1,253
Canada	62,323	52,038	54,322
Less: Accumulated depreciation	(225,404)	(205,309)	(193,251)

Property, plant, and equipment, net	$252,301	$271,062	$157,355

Total assets:
Titanium Group	$365,725	$374,999	$281,238
Fabrication Group	239,847	224,534	226,445
Distribution Group	140,666	155,838	145,953
General corporate assets	108,497	273,832	101,648

Total consolidated assets	$854,735	$1,029,203	$755,284

In the years ended December 31, 2009, 2008, and 2007, export sales were $146,678, $191,242, and $160,492, respectively, principally to customers in Western Europe.

Substantially all of the Company’s sales and operating revenues are generated from its North American and European operations. A significant portion of the Company’s sales are made to customers in the aerospace industry. The concentration of aerospace customers may expose the Company to cyclical and other risks generally associated with the aerospace industry. In the three years ended December 31, 2009, no single customer accounted for as much as 10% of consolidated sales, although Boeing, Airbus and their subcontractors together aggregate to amounts in excess of 10% of the Company’s sales and are the ultimate consumers of a significant portion of the Company’s commercial aerospace products.

Note 12—	COMMITMENTS AND CONTINGENCIES:

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. In the Company’s opinion, the ultimate liability, if any, resulting from these matters will have no significant effect on its Consolidated Financial Statements. Given the critical nature of many of the aerospace end uses for the Company’s products, including specifically their use in critical rotating parts of gas turbine engines, the Company maintains aircraft products liability insurance of $350 million, which includes grounding liability.

Tronox LLC Litigation

In connection with its now idled plans to construct a premium-grade titanium sponge production facility in Hamilton, Mississippi, in 2008, a subsidiary of the Company entered into an agreement with Tronox LLC (“Tronox”) for the long-term supply of titanium tetrachloride (“TiCl4”), the primary raw material in the production of titanium sponge. Tronox filed for Chapter 11 bankruptcy protection in January 2009. On September 23, 2009, a subsidiary of the Company filed a complaint in the United States Bankruptcy Court for the Southern District of New York against Tronox challenging the validity of the supply agreement. Tronox filed a motion to dismiss the complaint, and on February 9, 2010 the Bankruptcy Court issued an order granting the motion. The Company’s subsidiary has appealed the order, as it believes that its claims seeking termination and/or rescission of the supply

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

agreement and companion ground lease on grounds of breach of warranty, nondisclosure, mistake and breach of duty of good faith and fair dealing are meritorious; however, due to the inherent uncertainties of litigation and because of the pending appeal, the ultimate outcome of the matter is uncertain. Pending the outcome of this litigation, management estimates that additional future contractual expenses could range from zero to approximately $36 million.

Duty Drawback Investigation

The Company maintained a program through an authorized agent to recapture duty paid on imported titanium sponge as an offset against exports for products shipped outside the U.S. by the Company or its customers. The agent, who matched the Company’s duty paid with the export shipments through filings with U.S. Customs and Border Protection (“U.S. Customs”), performed the recapture process.

Historically, the Company recognized a credit to Cost of Sales when it received notification from its agent that a claim had been filed and received by U.S. Customs. For the period January 1, 2001 through March 31, 2007, the Company recognized a reduction to Cost of Sales totaling $14.5 million associated with the recapture of duty paid. This amount represents the total of all claims filed by the agent on the Company’s behalf.

During 2007, the Company received notice from U.S. Customs that it was under formal investigation with respect to $7.6 million of claims previously filed by the agent on the Company’s behalf. The investigation relates to discrepancies in, and lack of supporting documentation for, claims filed through the Company’s authorized agent. The Company revoked the authorized agent’s authority and is fully cooperating with U.S. Customs to determine the extent to which any claims may be invalid or may not be supportable with adequate documentation. In response to the investigation noted above, the Company suspended the filing of new duty drawback claims through the third quarter of 2007. The Company is fully engaged and cooperating with U.S. Customs in an effort to complete the investigation in an expeditious manner.

Concurrent with the U.S. Customs investigation, the Company performed an internal review of the entire $14.5 million of drawback claims filed with U.S. Customs to determine to what extent any claims may have been invalid or may not have been supported with adequate documentation. As a result, the Company recorded charges totaling $8.0 million to Cost of Sales through December 31, 2008. The Company recorded additional charges totaling $2.5 million, during the twelve months ended December 31, 2009. The 2009 charges resulted from the receipt of formal notice from U.S. Customs in June 2009 indicating that they had denied certain of the Company’s previously filed duty drawback claims which were not previously accrued. The 2009 charges represented 100% of the denied claims. While the Company has formally protested the denial of these claims, the inherent risks and uncertainties of the protest process make it advisable to accrue the full value of the denied claims.

These abovementioned charges represent the Company’s current best estimate of probable loss. Of this amount, $9.5 million was recorded as a contingent current liability and $1.0 million was recorded as a write-off of an outstanding receivable representing claims filed which had not yet been paid by U.S. Customs. Through December 31, 2008, the Company repaid to U.S. Customs $1.1 million for invalid claims. The Company made additional repayments totaling $2.9 million during the twelve months ended December 31, 2009. As a result of these payments, the Company’s liability totaled $5.5 million as of December 31, 2009. While the Company’s internal investigation into these claims is complete, there is not a timetable of which it is aware for when U.S. Customs will conclude its investigation.

While the ultimate outcome of the U.S. Customs investigation is not yet known, the Company believes there is an additional possible risk of loss between $0 and $3.0 million based on current facts, exclusive of additional amounts imposed for interest, which cannot be quantified at this time. This possible risk of future loss relates primarily to indirect duty drawback claims filed with U.S. Customs by several of the Company’s customers as the ultimate exporter of record in which the Company shared in a portion of the revenue.

Additionally, the Company is exposed to potential penalties imposed by U.S. Customs on these claims. In December 2009, the Company received formal pre-penalty notices from U.S. Customs imposing penalties in the

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

amount of $1.7 million. While the Company has the opportunity to negotiate with U.S. Customs to potentially obtain relief of these penalties, due to the inherent uncertainty of the penalty process, the Company has accrued the full amount of the penalties as of December 31, 2009.

Environmental Matters

The Company is subject to environmental laws and regulations as well as various health and safety laws and regulations that are subject to frequent modifications and revisions. During the years ended 2009, 2008, and 2007 the Company spent approximately $792, $1,513, and $1,842, respectively, for environmental remediation, compliance, and related services. While the costs of compliance for these matters have not had a material adverse impact on the Company in the past, it is impossible to accurately predict the ultimate effect these changing laws and regulations may have on the Company in the future. The Company continues to evaluate its obligation for environmental-related costs on a quarterly basis and make adjustments as necessary.

Given the status of the proceedings at certain of the Company’s sites and the evolving nature of environmental laws, regulations, and remediation techniques, the Company’s ultimate obligation for investigative and remediation costs cannot be predicted. It is the Company’s policy to recognize environmental costs in the financial statements when an obligation becomes probable and a reasonable estimate of exposure can be determined. When a single estimate cannot be reasonably made, but a range can be reasonably estimated, the Company accrues the amount it determines to be the most likely amount within that range.

Based on available information, the Company believes that its share of possible environmental-related costs is in a range from $913 to $2,385 in the aggregate. At December 31, 2009 and 2008, the amounts accrued for future environmental-related costs were $1,546 and $2,259 respectively. Of the total amount accrued at December 31, 2009, $1,310 is expected to be paid out within one year and is included in the other accrued liabilities line of the balance sheet. The remaining $236 is recorded within other noncurrent liabilities in the Company’s Consolidated Balance Sheet.

The following table summarizes the changes in the Company’s environmental liabilities for the year ended December 31, 2009:

Environmental
Liabilities

Balance at December 31, 2008	$(2,259)
Environmental-related expense	(79)
Cash paid	792

Balance at December 31, 2009	$(1,546)

As these proceedings continue toward final resolution, amounts in excess of those already provided may be necessary to discharge the Company from its obligations for these sites.

Active Investigative or Cleanup Sites.  The Company is involved in investigative or cleanup projects at certain waste disposal sites including those discussed below.

Ashtabula River.  The Ashtabula River Partnership, a group of public and private entities including, among others, the Company, the Environmental Protection Agency (“EPA”), the Ohio EPA, and the U.S. Army Corps of Engineers (“USACE”), was formed to bring about the navigational dredging and environmental restoration of the Ashtabula River. Phase I, an EPA Great Lakes Legacy Act project that removed approximately 80% of the contaminated sediment, was completed in October 2007. In January 2008, USACE announced it would remove the 20% in the remaining downstream portion of the project under the Water Resources Development Act, which was

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

completed June 2008. Remediation on this project was completed in 2009 and most of the restoration work will be substantially completed in 2010.

Reserve Environmental Services Landfill.  In 1998, the Company and eight others entered into a Settlement Agreement regarding a closed landfill near Ashtabula, Ohio known as Reserve Environmental Services (“RES”). In 2004, the EPA issued a consent decree to RES and the final design was completed in 2008. Cleanup work was largely completed in 2009.

Other Matters

The Company is also the subject of, or a party to, a number of other pending or threatened legal actions involving a variety of matters incidental to its business. The Company is of the opinion that the ultimate resolution of these matters will not have a material adverse effect on the results of the operations, cash flows or the financial position of the Company.

Note 13—	EQUITY OFFERING:

On September 11, 2009, the Company completed a public equity offering of 6.9 million shares of its Common Stock, which included an increase in the size of the offering from 5.0 million to 6.0 million shares and the exercise of the over-allotment option of 0.9 million shares, at $19.50 per share. The offering raised $134.6 million before offering costs. After the underwriters’ discounts and other expenses of the offering, the Company received net proceeds totaling $127.4 million which were recorded in Shareholders’ Equity. The Company used the proceeds of the offering, in addition to its cash and cash equivalents on hand, to repay all amounts outstanding under its $225 million senior term loan (the “Term Loan”), the $13.1 million outstanding under its credit facility between RTI Claro and National City Bank’s Canada Branch (the “Canadian Facility”), and the $4.5 million outstanding on its Canadian interest-free loan agreement.

Note 14—	LONG-TERM DEBT:

Long-term debt consisted of the following:

	December 31,
	2009	2008

RTI term loan	$—	$225,000
RTI Claro credit agreement	—	11,792
Interest-free loan agreement — Canada	—	2,995
Other	81	138

Total debt	$81	$239,925
Less: Current portion	—	(1,375)

Long-term debt	$81	$238,550

On September 18, 2009, the Company repaid all amounts outstanding under the Term Loan, Canadian Facility, and Canadian interest-free loan agreement. As part of the repayment of the Term Loan, the Company recorded a $4.9 million fee associated with the termination of its interest rate swap agreements and a $0.8 million charge associated with the write-off of deferred financing fees. Both charges were recorded as a component of interest expense.

The Company maintains a $200 million revolving credit facility under its Amended and Restated Credit Agreement (the “Credit Agreement”) which matures on September 27, 2012. Borrowings under the Credit Agreement bear interest at the option of the Company at a rate equal to the London Interbank Offered Rate (the “LIBOR Rate”) plus an applicable margin or a prime rate plus an applicable margin. In addition, the Company

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

pays a facility fee in connection with the Credit Agreement. Both the applicable margin and the facility fee vary based upon the Company’s consolidated net debt to consolidated EBITDA, as defined in the Credit Agreement. At December 31, 2009, the Company had no borrowings outstanding under the Credit Agreement.

On September 18, 2009, following the repayment of all amounts outstanding under the Term Loan, the Canadian Facility, and the Company’s Canadian interest-free loan agreement, the Company completed the first amendment (the “Amendment”) to its Credit Agreement. The Amendment provides the Company with additional flexibility for the next four quarters on the Interest Coverage Ratio covenant of the Credit Agreement by excluding the interest paid under the Term Loan and the Canadian Facility from the calculation and provides additional flexibility on the Net Debt to EBITDA Ratio covenant by permitting certain charges to be added back to net income for the purpose of determining EBITDA. The Amendment also increased the margin added to both the base interest rate and the LIBOR interest rate and increased the facility fee. There were no additional changes to the covenants under the Credit Agreement.

Note 15—	STOCK OPTIONS AND RESTRICTED STOCK AWARD PLANS:

The 2004 Stock Plan (“2004 Plan”), which was approved by a vote of the Company’s shareholders at the 2004 Annual Meeting of Shareholders, replaced two predecessor plans, the 1995 Stock Plan (“1995 Plan”) and the 2002 Non-Employee Director Stock Option Plan (“2002 Plan”).

The 2004 Plan limits the number of shares available for issuance to 2,500,000 (plus any shares covered by stock options already outstanding under the 1995 Plan and 2002 Plan that expire or are terminated without being exercised and any shares delivered in connection with the exercise of any outstanding awards under the 1995 Plan and 2002 Plan) during its ten-year term, and limits the number of shares available for grants of restricted stock to 1,250,000. The 2004 Plan expires after ten years and requires that the exercise price of stock options, stock appreciation rights, and other similar instruments awarded under the 2004 Plan be not less than the fair market value of the Company’s stock on the date of the grant award.

The restricted stock awards vest with graded vesting over a period of one to five years. Restricted stock awarded under the 2004 Plan and the predecessor plans entitle the holder to all the rights of Common Stock ownership except that the shares may not be sold, transferred, pledged, exchanged, or otherwise disposed of during the forfeiture period. The stock option awards vest with graded vesting over a period of one to three years. Certain stock option and restricted stock awards provide for accelerated vesting if there is a change in control.

The fair value of stock options granted over the past three years under the 2004 Plan and the predecessor plans was estimated at the date of grant using the Black-Scholes option-pricing model based upon the assumptions noted in the following table:

	2009	2008	2007

Risk-free interest rate	1.85%	2.81%	4.67%
Expected dividend yield	0.00%	0.00%	0.00%
Expected lives (in years)	4.0	4.0	5.0
Expected volatility	58.00%	41.00%	42.00%

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The risk-free rate for periods over the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore an expected dividend yield of zero is used. The expected life of options granted represents the period of time that options granted are expected to be outstanding. Expected volatilities are based on historical volatility of the Company’s Common Stock. Forfeiture estimates are based upon historical forfeiture rates.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

A summary of the status of the Company’s stock options as of December 31, 2009 and the activity during the year then ended is presented below:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
Stock Options	Shares	Exercise Price	Term (Years)	Value

Outstanding at December 31, 2008	352,680	$38.90
Granted	170,430	13.88
Forfeited	(25,888)	23.26
Expired	(10,571)	48.90
Exercised	(11,070)	10.83

Outstanding at December 31, 2009	475,581	$31.22	6.72	$3,049

Exercisable at December 31, 2009	271,338	$34.74	5.21	$1,355

The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2009, 2008, and 2007 was $6.37, $18.26, and $33.40, respectively. The total intrinsic value of stock options exercised during the years ended December 31, 2009, 2008 and 2007 was $109, $400, and $6,839, respectively. As of December 31, 2009, total unrecognized compensation cost related to nonvested stock option awards granted was $585. That cost is expected to be recognized over a weighted-average period of approximately 11 months.

The fair value of the nonvested restricted stock awards was calculated using the market value of Common Stock on the date of issuance. The weighted-average grant-date fair value of restricted stock awards granted during the years ended December 31, 2009, 2008, and 2007 was $14.57, $47.59, and $78.19, respectively.

A summary of the status of the Company’s nonvested restricted stock as of December 31, 2009 and the activity during the year then ended, is presented below:

		Weighted-
		Average
		Grant-Date
		Fair Value
Nonvested Restricted Stock Awards	Shares	Per Share

Nonvested at December 31, 2008	161,669	$51.35
Granted	125,271	14.57
Vested	(92,844)	49.00
Forfeited	(22,709)	31.77

Nonvested at December 31, 2009	171,387	$28.34

As of December 31, 2009, total unrecognized compensation cost related to nonvested restricted stock awards granted was $1,592. That cost is expected to be recognized over a weighted-average period of 17 months. The total fair value of restricted stock awards vested during the years ended December 31, 2009, 2008, and 2007 was $3,324, $1,388, and $8,295, respectively.

Cash received from stock option exercises under all share-based payment arrangements for the years ended December 31, 2009, 2008, and 2007 was $120, $137, and $1,760, respectively. Cash used to settle equity instruments granted under all share-based arrangements for the years ended December 31, 2009, 2008, and 2007 was $105, $95, and $2,516, respectively. The actual tax benefit (expense) realized for the tax deductions resulting from stock option exercises and vesting of restricted stock awards for share-based payment arrangements totaled

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

$(409), $237, and $4,182 for the years ended December 31, 2009, 2008, and 2007, respectively. The Company has elected to adopt the short-cut transition method for determining the windfall tax benefits related to share-based payment awards.

Performance Share Awards

The Company also maintains a performance share award for executive officers and certain key managers. The purpose of the performance share awards is to more closely align the compensation of the Company’s executives and key managers with the interests of the Company’s shareholders. These performance share awards will earn shares of the Company’s Common Stock in amounts ranging from 0% to 200% of the target number of shares based upon the total shareholder return of the Company compared to a designated peer group over a pre-determined performance period.

A summary of the Company’s performance share activity during the twelve months ended December 31, 2009 is presented below:

	Awards	Maximum Shares
Performance Share Awards	Activity	Eligible to Receive

Oustanding at December 31, 2008	28,500	57,000
Granted	85,730	171,460
Vested	(500)	(1,000)
Expired	(24,400)	(48,800)
Forfeited	(15,950)	(31,900)

Outstanding at December 31, 2009	73,380	146,760

The fair value of the performance share awards granted was estimated by the Company at the grant date using a Monte Carlo model. A Monte Carlo model uses stock price volatility and other variables to estimate the probability of satisfying market conditions and the resulting fair value of the award. The four primary inputs for the Monte Carlo model are the risk-free rate, expected dividend yield, volatility of returns, and correlation of returns. The weighted-average grant-date fair value of performance shares awarded during the twelve months ended December 31, 2009 was $20.65.

Note 16—	FINANCIAL INSTRUMENTS:

When appropriate, the Company uses derivatives to manage its exposure to changes in interest and exchange rates. The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. The ineffective portions of “cash flow” hedges, if any, are recorded into current period earnings. Amounts recorded in other comprehensive income are reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings.

On September 16, 2009, the Company terminated its interest rate swap agreements (the “swap agreements”), which had been classified as cash flow hedges, in preparation for payoff of the Term Loan. The termination of the interest rate swap agreements resulted in a $4.9 million charge to Interest expense.

On November 16, 2009, the Company settled its remaining foreign currency forward contracts. These instruments were used to manage foreign currency exposure related to equipment purchases associated with the Company’s ongoing capital expansion project in Martinsville, Virginia. These forward contracts have not been

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts, unless otherwise indicated)

designated as hedging instruments; therefore changes in the fair value of these forward contracts were recorded in current period earnings within Other income (expense).

The Company had no derivative instruments at December 31, 2009.

Note 17—	SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

The following table sets forth selected quarterly financial data for 2009 and 2008:

	1st	2nd	3rd	4th
2009	Quarter	Quarter	Quarter	Quarter

Net Sales	$106,054	$104,354	$100,247	$97,323
Gross profit	16,292	13,495	17,821	8,203
Operating income (loss)	(779)	(1,603)	1,971	(86,865)
Net income (loss)	(1,459)	125	(8,652)	(57,253)
Earnings per share:
Basic	$(0.06)	$0.01	$(0.35)	$(1.91)
Diluted	$(0.06)	$0.01	$(0.35)	$(1.91)

	1st	2nd	3rd	4th
2008	Quarter	Quarter	Quarter	Quarter

Net Sales	$150,648	$159,829	$150,615	$148,808
Gross profit	52,058	49,203	37,123	28,890
Operating income	33,226	30,894	17,845	5,427
Net income	22,237	18,613	11,252	3,593
Earnings per share:
Basic	$0.96	$0.81	$0.49	$0.16
Diluted	$0.96	$0.81	$0.49	$0.16

Note 18—	SUBSEQUENT EVENTS:

The Company evaluated subsequent events through February 22, 2010, the date the financial statements were issued.

Note 19—	GUARANTOR SUBSIDIARIES
       The Company’s may issue public debt (the “Guaranteed Notes”) that will be jointly and severally, fully and unconditionally guaranteed by RTI International Metals, Inc., and several of its wholly-owned subsidiaries (the “Guarantor Subsidiaries”). Separate financial statements of RTI

International Metals Inc. and each of the Guarantor Subsidiaries are not presented because the guarantees will be full and unconditional and the Guarantor Subsidiaries will be jointly and severally liable. The Company believes separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors in the Guaranteed Notes.
     There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee will be limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy law, the Uniform Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law.
     The following tables present summarized financial information as of December 31, 2009, and December 31, 2008 and for the three years ended December 31, 2009.
Condensed Consolidating
Statement of Operations
Year Ended December 31, 2009

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$250,618	$293,841	$(136,481)	$407,978

Costs and expenses:
Cost of sales	—	224,918	263,730	(136,481)	352,167
Selling, general, and administrative expenses	(8,457)	23,311	48,636	—	63,490
Research, technical, and product development expenses	—	2,001	—	—	2,001
Asset and asset-related charges (income)	—	—	68,897	—	68,897
Goodwill impairment	—	—	8,699	—	8,699

Operating income (loss)	8,457	388	(96,121)	—	(87,276)

Other income (expense)	1,734	139	183	—	2,056
Interest income (expense)	(15,781)	11,051	(6,106)	—	(10,836)
Equity in earnings of subsidiary	(58,484)	—	—	58,484	—

Income (loss) before income taxes	(64,074)	11,578	(102,044)	58,484	(96,056)

Provision for (benefit from) income taxes	3,165	1,611	(33,593)	—	(28,817)

Net income (loss)	$(67,239)	$9,967	$(68,451)	$58,484	$(67,239)

Condensed Consolidating
Statement of Operations
Year Ended December 31, 2008

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$390,562	$396,148	$(176,810)	$609,900

Costs and expenses:
Cost of sales	—	295,274	324,162	(176,810)	442,626
Selling, general, and administrative expenses	1,440	25,533	50,789	—	77,762
Research, technical, and product development expenses	—	2,120	—	—	2,120

Operating income (loss)	(1,440)	67,635	21,197	—	87,392

Other income (expense)	(63)	65	1,525	—	1,527
Interest income (expense)	(3,693)	9,808	(7,059)	—	(944)
Equity in earnings of subsidiary	57,448	—	—	(57,448)	—

Income (loss) before income taxes	52,252	77,508	15,663	(57,448)	87,975

Provision for (benefit from) income taxes	(3,443)	25,601	10,122	—	32,280

Net income (loss)	$55,695	$51,907	$5,541	$(57,448)	$55,695

Condensed Consolidating
Statement of Operations
Year Ended December 31, 2007

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales	$—	$452,178	$358,066	$(183,445)	$626,799

Costs and expenses:
Cost of sales	—	320,068	282,048	(183,445)	418,671
Selling, general, and administrative expenses	3,893	18,791	42,633	—	65,317
Research, technical, and product development expenses	—	1,650	—	—	1,650

Operating income (loss)	(3,893)	111,669	33,385	—	141,161

Other income (expense)	995	(456)	(2,673)	—	(2,134)
Interest income (expense)	11,134	(985)	(6,709)	—	3,440
Equity in earnings of subsidiary	78,669	—	—	(78,669)	—

Income (loss) before income taxes	86,905	110,228	24,003	(78,669)	142,467

Provision for (benefit from) income taxes	(5,726)	44,280	11,282	—	49,836

Net income (loss)	$92,631	$65,948	$12,721	$(78,669)	$92,631

Condensed Consolidating
Balance Sheet
As of December 31, 2009

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$—	$45,525	$10,691	$—	$56,216
Short-term investments	—	65,042	—	—	65,042
Receivables	—	32,145	45,646	(16,867)	60,924
Inventories, net	—	154,192	112,695	—	266,887
Deferred income taxes	20,080	1,207	—	(50)	21,237
Other current assets	15,590	1,291	30,241	(25,712)	21,410

Total current assets	35,670	299,402	199,273	(42,629)	491,716

Property, plant, and equipment, net	1,443	181,443	69,415	—	252,301
Goodwill	—	18,097	22,971	—	41,068
Other intangible assets, net	—	—	14,299	—	14,299
Deferred income taxes	16,613	22,989	17,942	(3,730)	53,814
Other noncurrent assets	1,240	36	262	(1)	1,537
Intercompany investments	627,663	153,743	180	(781,586)	—

Total assets	$682,629	$675,710	$324,342	$(827,946)	$854,735

Current liabilities:
Accounts payable	$361	$27,399	$28,300	$(16,867)	$39,193
Accrued wages and other employee costs	754	5,584	3,458	—	9,796
Unearned revenue	—	120	21,712	—	21,832
Accrued income taxes	25,712	—	—	(25,712)	—
Current liability for other post-retirement benefits	—	2,476	—	—	2,476
Current liability for pension benefits	140	—	—	—	140
Other accrued liabilities	5,557	11,820	13,191	(50)	30,518

Total current liabilities	32,524	47,399	66,661	(42,629)	103,955

Long-term debt	—	60	21	—	81
Intercompany debt	6,471	—	113,141	(119,612)	—
Noncurrent liability for post-retirement benefits	—	34,530	—	—	34,530
Noncurrent liability for pension benefits	5,296	22,129	677	—	28,102
Deferred income taxes	—	—	3,974	(3,730)	244
Other noncurrent liabilities	6,133	2,485	—	(1)	8,617

Total liabilities	50,424	106,603	184,474	(165,972)	175,529

Shareholders’ equity	632,205	569,107	139,868	(661,974)	679,206

Total liabilities and shareholders’ equity	$682,629	$675,710	$324,342	$(827,946)	$854,735

Condensed Consolidating
Balance Sheet
As of December 31, 2008

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$—	$272,314	$12,135	$—	$284,449
Receivables	—	43,879	57,675	(21,776)	79,778
Inventories, net	—	149,575	124,755	—	274,330
Deferred income taxes	28,234	1,265	—	(43)	29,456
Other current assets	8,802	1,592	2,473	(1,758)	11,109

Total current assets	37,036	468,625	197,038	(23,577)	679,122

Property, plant, and equipment, net	1,807	153,581	115,674	—	271,062
Goodwill	—	18,097	29,887	—	47,984
Other intangible assets, net	—	—	13,196	—	13,196
Deferred income taxes	3,899	21,259	9,717	(19,135)	15,740
Other noncurrent assets	1,891	36	173	(1)	2,099
Intercompany investments	743,620	169,100	181	(912,901)	—

Total assets	$788,253	$830,698	$365,866	$(955,614)	$1,029,203

Current liabilities:
Accounts payable	$347	$40,360	$35,491	$(21,776)	$54,422
Accrued wages and other employee costs	4,620	9,266	6,566	—	20,452
Unearned revenue	—	444	21,908	—	22,352
Accrued income taxes	—	—	1,758	(1,758)	—
Current portion of long-term debt	—	—	1,375	—	1,375
Current liability for other post-retirement benefits	—	2,632	—	—	2,632
Current liability for pension benefits	121	—	—	—	121
Other accrued liabilities	3,128	11,974	3,108	(43)	18,167

Total current liabilities	8,216	64,676	70,206	(23,577)	119,521

Long-term debt	225,000	82	13,468	—	238,550
Intercompany debt	34,598	—	104,579	(139,177)	—
Noncurrent liability for post-retirement benefits	—	30,732	—	—	30,732
Noncurrent liability for pension benefits	4,364	21,494	677	—	26,535
Deferred income taxes	15,236	—	4,053	(19,135)	154
Other noncurrent liabilities	9,464	2,314	—	(1)	11,777

Total liabilities	296,878	119,298	192,983	(181,890)	427,269

Shareholders’ equity	491,375	711,400	172,883	(773,724)	601,934

Total liabilities and shareholders’ equity	$788,253	$830,698	$365,866	$(955,614)	$1,029,203

Condensed Consolidating
Statement of Cash Flows
Year Ended December 31, 2009

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash provided by (used in) operating activities	$(4,652)	$32,221	$5,430	$—	$32,999

Cash flows from investing activities:
Capital Expenditures	(33)	(60,468)	(21,784)	—	(82,285)
Other	115,957	(77,907)	22	(103,050)	(64,978)

Cash provided by (used in) investing activities	115,924	(138,375)	(21,762)	(103,050)	(147,263)

Cash flows from financing activities:
Borrowings on long-term debt	—	—	1,181	—	1,181
Repayments on long-term debt	(225,000)	(24)	(18,431)	—	(243,455)
Purchase of common stock held in treasury	(105)	—	—	—	(105)
Proceeds from equity offering, net	127,423	—	—	—	127,423
Other	(13,590)	(120,611)	31,010	103,050	(141)

Cash provided by (used in) financing activities	(111,272)	(120,635)	13,760	103,050	(115,097)

Effect of exchange rate changes on cash and cash equivalents	—	—	1,128	—	1,128

Increase (decrease) in cash and cash equivalents	—	(226,789)	(1,444)	—	(228,233)
Cash and cash equivalents at beginning of period	—	272,314	12,135	—	284,449

Cash and cash equivalents at end of period	$—	$45,525	$10,691	$—	$56,216

Condensed Consolidating
Statement of Cash Flows
Year Ended December 31, 2008

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash provided by (used in) operating activities	$1,140	$76,629	$5,190	$—	$82,959

Cash flows from investing activities:
Capital Expenditures	(1,737)	(56,484)	(67,369)	—	(125,590)
Other	(430,193)	(49,350)	—	479,543	—

Cash provided by (used in) investing activities	(431,930)	(105,834)	(67,369)	479,543	(125,590)

Cash flows from financing activities:
Borrowings on long-term debt	225,000	80	1,970	—	227,050
Repayments on long-term debt	—	(2)	(1,079)	—	(1,081)
Purchase of common stock held in treasury	(9,090)	—	—	—	(9,090)
Proceeds from equity offering, net	—	—	—	—	—
Other	113,232	301,407	66,785	(479,543)	1,881

Cash provided by (used in) financing activities	329,142	301,485	67,676	(479,543)	218,760

Effect of exchange rate changes on cash and cash equivalents	—	—	815	—	815

Increase (decrease) in cash and cash equivalents	(101,648)	272,280	6,312	—	176,944
Cash and cash equivalents at beginning of period	101,648	34	5,823	—	107,505

Cash and cash equivalents at end of period	$—	$272,314	$12,135	$—	$284,449

Condensed Consolidating
Statement of Cash Flows
Year Ended December 31, 2007

	RTI
	International	Guarantor	Non-Guarantor
	Metals, Inc.	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash provided by (used in) operating activities	$(20,406)	$63,117	$2,927	$—	$45,638

Cash flows from investing activities:
Capital Expenditures	(128)	(35,665)	(29,141)	—	(64,934)
Other	66,462	(5,767)	523	24,339	85,557

Cash provided by (used in) investing activities	66,334	(41,432)	(28,618)	24,339	20,623

Cash flows from financing activities:
Borrowings on long-term debt	—	—	1,561	—	1,561
Repayments on long-term debt	—	5	(538)	—	(533)
Purchase of common stock held in treasury	(2,516)	—	—	—	(2,516)
Proceeds from equity offering, net	—	—	—	—	—
Other	19,834	(20,106)	29,761	(24,339)	5,150

Cash provided by (used in) financing activities	17,318	(20,101)	30,784	(24,339)	3,662

Effect of exchange rate changes on cash and cash equivalents	—	—	(2,444)	—	(2,444)

Increase (decrease) in cash and cash equivalents	63,246	1,584	2,649	—	67,479
Cash and cash equivalents at beginning of period	38,402	(1,550)	3,174	—	40,026

Cash and cash equivalents at end of period	$101,648	$34	$5,823	$—	$107,505

Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 9A.	Controls and Procedures.

Disclosure controls and procedures

As of December 31, 2009, an evaluation was performed under the supervision and with the participation of the Company’s management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures. Based on that evaluation, the Company’s management concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2009.

Management’s report on internal control over financial reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Exchange Act Rule 13a-15(f). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 based on the criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment management has concluded that, as of December 31, 2009, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Changes in internal control over financial reporting

There were no changes in the Company’s internal control over financial reporting during the quarter ended December 31, 2009 that materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting.

Schedule II—Valuation and Qualifying Accounts
(In thousands)

		(Charged)	(Charged)
	Balance at	credited to	credited to	Balance
	beginning	costs and	other	at end
Description	of year	expenses	accounts	of year
Year ended December 31, 2009:
Allowance for doubtful accounts	$(2,260)	$1,614	$—	$(646)
Valuation allowance for deferred income taxes	(1,032)	(4,066)	1,032	(4,066)
Year ended December 31, 2008:
Allowance for doubtful accounts	(613)	(1,647)	—	(2,260)
Valuation allowance for deferred income taxes	—	—	(1,032)	(1,032)
Year ended December 31, 2007:
Allowance for doubtful accounts	(1,548)	893	42	(613)
Valuation allowance for deferred income taxes	(35)	35	—	—
Allowance for U.S. Customs on duty drawback	(608)	—	608	—